UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): February 11, 2019

Ocean Power Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

28 Engelhard Drive, Suite B
Monroe Township, New Jersey	08831
(Address of principal executive offices)	(Zip Code)

(609) 730-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On February 11, 2019, Ocean Power Technologies, Inc. (the “Company”) entered into an agreement (the “USN Agreement”) with the U.S. Navy (the “USN”) to, among other things, design and develop a buoy mooring system which incorporates fiber optics for the transmission of subsea sensor data to airplanes, ships, and satellites. The initial phase of the project is expected to be completed in early October 2019. The funding for the initial phase of the work is approximately $125,000. Additional phases of research and development would be completed for an additional aggregate fee of approximately $100,000 pending a successful completion of the initial phase of the project and certain other criteria.

The USN Agreement includes a number of standard contract terms and conditions, including without limitation, provisions relating to inspection and testing, warranties, indemnities and limit of liabilities, risk of loss, and insurance.

The foregoing description of the USN Agreement is qualified in its entirety by reference to the text of the USN Agreement, a copy of which the Company plans to file as an exhibit to its Quarterly Report on Form 10-Q for the third quarter of Fiscal Year 2019 ended January 31, 2019.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed on that certain Current Report on Form 8-K filed on August 13, 2018 with the U.S. Securities and Exchange Commission (the “SEC”), on August 9, 2018, the Company received a written notice (the “Initial Notice”) from the Listing Qualifications department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not in compliance with the $1.00 Minimum Bid Price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. The Initial Notice provided the Company with 180 calendar days in which to regain compliance. During the compliance period, which ended on February 5, 2019, the Company was unable to regain compliance with the Minimum Bid Price requirement.

On February 11, 2019, the Company received another written notice from the Listing Qualifications department of Nasdaq (the “Second Notice”) notifying the Company that it had not regained compliance with the Minimum Bid Price and that the Company’s stockholders’ equity as reported in the Company’s Quarterly Report on Form 10-Q for the second quarter of Fiscal Year 2019 ended October 31, 2018 does not qualify the Company for an additional 180 calendar day extension period for compliance.

The Company plans to appeal the Second Notice to a Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. Such hearing request will stay the suspension of the Company’s securities pending the Panel’s decision, during which time the Company’s common stock will continue to be listed on Nasdaq, and the Company’s common stock will continue to trade under the symbol “OPTT”. The Company’s receipt of the Second Notice does not affect the Company’s business, operations or reporting requirements with the SEC.

There can be no assurance that the Company will be successful in appealing the Second Notice and in regaining compliance with all applicable requirements for continued listing on the Nasdaq Capital Market. In addition, the delisting of the Company’s common stock from a national exchange could materially adversely affect the Company’s access to capital markets, and any limitation on market liquidity or reduction in the price of the common stock as a result of that delisting could adversely affect the Company’s ability to raise capital on terms acceptable to the Company, or at all.

Item 8.01 Other Events.

On February 12, 2019, the Company issued a press release announcing the execution of the USN Agreement. A copy of the press release is filed herewith as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

*99.1	Press release dated February 12, 2019 relating to the USN Agreement.

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ocean Power Technologies, Inc.

Dated: February 15, 2019	/s/ George H. Kirby III
George H. Kirby III
President and Chief Executive Officer